EXHIBIT 10(iii)(a.3)
Exxon Mobil Corporation
2022 Extended Provisions for Restricted Stock Unit Agreements
Settled in Stock

1.Effective Date and Credit of Restricted Stock Units. If Grantee accepts the award on or before March 1, 2023, this Agreement will become effective the date the Corporation receives the award acceptance. After this agreement becomes effective, the Corporation will credit to Grantee the number of restricted stock units specified in the Incentive Award Summary. Subject to the terms and conditions of this Agreement, each restricted stock unit ("unit") will entitle Grantee to receive in settlement of the unit one share of the Corporation's common stock.
2.Conditions. If credited, the units will be subject to the provisions of this Agreement, and to such regulations and requirements as the administrative authority of the Program may establish from time to time. The units will be credited to Grantee only on the condition that Grantee accepts such provisions, regulations, and requirements.
3.Restrictions and Risk of Forfeiture. During the applicable restricted periods specified in section 4 of this Agreement, (a) the units under restriction may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any attempt to do so will be null and void; and, (b) the units under restriction may be forfeited as provided in section 6.
4.Restricted Periods. The restricted periods will commence when the units are credited to Grantee and, unless the units have been forfeited earlier under section 6, will expire as follows, whether or not Grantee is still an employee, (a) with respect to 50% of the units on November 30, 2027, and, (b) with respect to the remaining units on November 30, 2032, except that (c) the restricted periods will automatically expire with respect to all units on the death of Grantee.
5.No Obligation to Credit Units. The Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect to the subject matter of this Agreement if Grantee fails to accept the award on or before March 1, 2023. In addition, whether or not Grantee has accepted the award, the Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect to the subject matter of this Agreement if, before the units are credited, (a) Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, except to the extent the administrative authority of the Program determines Grantee may receive units under this Agreement; or (b) Grantee is determined to have engaged in detrimental activity within the meaning of the Program.
6.Forfeiture of Units After Crediting. Until the applicable restricted period specified in section 4 has expired, the units under restriction will be forfeited or subject to forfeiture in the following circumstances:
•Termination - If Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, all units for which the applicable restricted periods have not expired will be automatically forfeited as of the date of termination, except to the extent the administrative authority determines Grantee may retain units issued under this Agreement.
•Detrimental Activity - If Grantee is determined to have engaged in detrimental activity within the meaning of the Program, either before or after termination, all units for which the applicable restricted periods have not expired will be automatically forfeited as of the date of such determination.
•Attempted Transfer - The units are subject to forfeiture at the discretion of the administrative authority if Grantee attempts to sell, assign, transfer, pledge, or otherwise dispose of or encumber them during the applicable restricted periods.
•Applicable Law - The units are subject to forfeiture in whole or in part as the administrative authority deems necessary to comply with applicable law or Corporation policy including, without limitation, any clawback obligations determined to be owed by Grantee to the Corporation in connection with this or other awards.
7.Taxes. Notwithstanding the restrictions on transfer that otherwise apply, the Corporation in its sole discretion may withhold units, or shares otherwise deliverable in settlement of units, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required withholding, Social Security, and similar taxes or contributions (collectively, "required taxes"). Withheld units or shares may be retained by the Corporation or sold on behalf of Grantee. The Corporation in its sole discretion may also withhold any required taxes from dividend equivalents paid on the units.

8.Form of Units; No Shareholder Status. The units will be represented by book-entry credits in records maintained by or on behalf of the Corporation. Units will be unfunded and unsecured promises by the Corporation to deliver shares in the future upon the terms and subject to the conditions of this Agreement. Grantee will not be a shareholder of the Corporation with respect to units.
9.Settlement of Units. If and when the applicable restricted period expires with respect to any units, subject to section 7, the Corporation will issue shares, free of restriction and registered in the name of Grantee, in settlement of such units. Such shares will be delivered promptly after such expiration to or for the account of Grantee either in certificated form or by book-entry transfer in accordance with the procedures of the administrative authority in effect at the time
10.Dividend Equivalents. The Corporation will pay to Grantee cash with respect to each credited unit corresponding in amount, currency, and timing to cash dividends that would be payable with respect to a share of common stock outstanding on each record date that occurs during the applicable restricted period. Alternatively, the administrative authority may determine to reinvest such dividend equivalents in additional units which will be held subject to all the terms and conditions otherwise applicable to units under this Agreement.
11.Change in Capitalization. If during the applicable restricted periods a stock split, stock dividend, or other relevant change in capitalization of the Corporation occurs, the administrative authority will make such adjustments in the number of units credited to Grantee, or in the number and type of securities deliverable to Grantee in settlement of such units and used in determining dividend equivalent amounts, as the administrative authority may determine to be appropriate. Any resulting new units or securities credited with respect to previously credited units that are still restricted under this Agreement will be delivered to and held by or on behalf of the Corporation and will be subject to the same provisions, restrictions, and requirements as those previously credited units.
12.Limits on the Corporation’s Obligations. Notwithstanding anything else contained in this Agreement, under no circumstances will the Corporation be required to credit any units or issue or deliver any shares in settlement of units if doing so would violate any law or listing requirement that the administrative authority determines to be applicable.
13.Receipt or Access to Program. Grantee acknowledges receipt of or access to the full text of the Program.
14.Addresses for Communications. To facilitate communications regarding this Agreement, Grantee agrees to notify the Corporation promptly of changes in current mailing and e-mail addresses. Communications to the Corporation in connection with this Agreement should be directed to the Incentive Processing Office or to such other address as the Corporation may designate by further notice to Grantee.

15. Transfer of Personal Data. The administration of the Program and this Agreement, including any subsequent ownership of shares; involves the collection, use, and transfer of personal data about Grantee between and among the Corporation, selected subsidiaries and other affiliates of the Corporation, and third-party service providers such as Morgan Stanley and Computershare (the Corporation's transfer agent), as well as various regulatory and tax authorities around the world. This data includes Grantee's name, age, date of birth, contact information, work location, employment status, tax status, Social Security number, salary, nationality, job title, share ownership, and details of incentive awards granted, cancelled, vested or unvested, and related information. By accepting this award, Grantee authorizes such collection, use, and transfer of this data. Grantee may, at any time and without charge, view such data and require necessary corrections to it. Such data will at all times be held in accordance with applicable laws, regulations, and agreements. For more information on data privacy, see the data privacy statement on the Incentive Award Program website.
16. No Employment Contract or Entitlement to Other or Future Awards. This Agreement, the Corporation's incentive programs, and Grantee's selection for incentive awards do not imply or form a part of any contract or assurance of employment, and they do not in any way limit or restrict the ability of Grantee's employer to terminate Grantee's employment. Grantee acknowledges that the Corporation maintains and administers its incentive programs entirely in its discretion and that Grantee is not entitled to any other or future incentive awards of any kind in addition to those that have already been granted.
17. Governing Law and Consent to Jurisdiction. This Agreement and the Program are governed by the laws of the State of New York without regard to any conflict of law rules. Any dispute arising out of or relating to this Agreement or the Program may be resolved in any state or federal court located within Dallas County, Texas, U.S.A. Grantee accepts that venue and submits to the personal jurisdiction of any such court. Similarly, the Corporation accepts such venue and submits to such jurisdiction.
18. Entire Agreement. This Agreement together with the applicable electronically signed acceptance constitutes the entire understanding between Grantee and the Corporation with respect to the subject matter of this Agreement.
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